Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated July 17, 2026 (which includes an explanatory paragraph related to the BHAV Acquisition Corp II’s ability to continue as a going concern), relating to the financial statements of BHAV Acquisition Corp II as of June 30, 2026 and for the period from May 25, 2026 (inception) through June 30, 2026, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

September 30, 2026